Exhibit 99.2

Capital
Senior
Living
Corporation

For Immediate Release	Contact: Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REFINANCES $110 MILLION OF DEBT
Interest Rate Fixed at 6.29%; $15 Million Debt Reduction; approximately $3.8 million in annual interest savings
DALLAS — (BUSINESS WIRE) — June 13, 2006 — Capital Senior Living Corporation (NYSE:CSU) (the “Company”), one of the country’s largest operators of senior living communities, today announced that it has completed a $110 million refinancing of mortgage debt on 15 owned communities. These 15 mortgages have a term of 10 years and a fixed interest rate of 6.29% for the first nine years of the term. At the beginning of the tenth year, the loans will convert to a floating interest rate to provide flexibility regarding financing alternatives at that time. Principal on the loans will amortize over 25 years. The loans are cross-collateralized and cross-defaulted with release provisions.
As part of the refinancing, the Company has paid down approximately $15 million of principal, which is anticipated to reduce interest expense by approximately $1.3 million. Consequently, $110 million of fixed rate debt has replaced approximately $125 million of variable rate debt previously on these properties. The 6.29% fixed interest rate on the remaining principal is approximately 230 basis points below the previous level, which carried variable interest rates tied to the London Interbank Offered Rate (“LIBOR). By fixing this interest rate, the Company anticipates further annual interest savings of approximately $2.5 million.
“This refinancing has improved the Company’s profitability, while further strengthening our financial position,” said James A. Stroud, Chairman of the Company. “We were pleased to take advantage of the current interest rate environment to fix this debt at such an attractive rate.”
The loans were arranged by Capmark Finance Inc. (“Capmark’), formerly known as GMAC Commercial Mortgage, Inc., and were placed with the Federal Home Loan Mortgage Corporation (“Freddie Mac”). Capmark is part of Capmark Financial Group, Inc., a leading real estate financial company with three core businesses: lending and mortgage banking, investments and funds management and loan servicing. The company operates in America, Europe and Asia.
William E. Shine, Executive Vice President of Capmark, added “Capmark was very pleased to have an opportunity to enhance its relationship with one of the premier seniors housing operators in the country. Freddie Mac’s fixed-to-float program was a great financial fit for this portfolio of assets and the execution by all parties was outstanding.”
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“We have now fixed or capped the interest rates on our entire wholly-owned portfolio and successfully completed one of our major objectives for 2006,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “We own 25 communities with mortgage debt of approximately $194 million. Of this total, 21 communities have mortgage debt of approximately $161 million at fixed interest rates averaging approximately 6.20%. The other four communities are presently being refinanced and their $33 million of debt is expected to carry interest at LIBOR plus 260 basis points. We have purchased an interest rate cap that limits LIBOR to 5.0% and thus will limit this debt to a maximum rate of 7.60%. Consequently, the blended average rate on our entire portfolio of owned communities will be approximately 6.50%.”
A schedule detailing the first year incremental effects of the significant transactions completed by the Company in 2006 is attached.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 60 senior living communities in 22 states with an aggregate capacity of approximately 9,200 residents, including 35 senior living communities which the Company owns or in which the Company has an ownership interest, 18 leased communities and 7 communities it manages for third parties. In the communities operated by the Company, 80 percent of residents live independently, 18 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
This release may contain certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to complete the refinancing of certain of our wholly owned communities, realize the anticipated savings related to such financing, find suitable acquisition properties at favorable terms, financing, licensing, business
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conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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Capital Senior Living Corporation
First Year Incremental Effects of 2006 Completed Transactions
($millions)

	GE Healthcare
	JV Midwest	Towne Centre	3 Property	CGIM 6 Property		15 Property
	Portfolio	Sale/Leaseback	Sale/Leaseback	Sale/Leaseback	Rose Arbor	Refinance	Total

Release Date	1/13/2006	4/04/2006	5/31/2006	6/05/2006	6/12/06	6/13/06

Effective Date	4/1/2006	4/1/2006	5/1/2006	5/31/2006	6/08/06	6/09/06

Transaction Value	$46.9	$29.0	$54.0	$43.0	$19.1	$110.0	$302.0

Resident and Healthcare Revenue	—	—	—	11.6	4.7	—	16.3
Management Services Revenue	0.5	—	—	(0.6)	—	—	(0.1)

EBITDAR	0.5	—	—	4.1	1.9	—	6.5

Depreciation	—	(0.6)	(1.4)	—	—	—	(2.0)

Lease Expense	—	2.3	4.3	3.4	1.5	—	11.5
Amortized Gain	—	1.5	1.3	0.4	—	—	3.2

Interest Savings	—	1.3	2.4	—	—	3.8	7.5

Pre-Tax Profit	0.5	1.1	0.8	1.1	0.4	3.8	7.7

Total Gain	—	14.5	13.0	3.5	—	—	31.0

Cash Proceeds	—	12.7	24.0	4.5	—	(15.0)	26.2
Debt Retirement	—	16.2	29.3	—	—	15.0	60.5
Note: Based on annualized April 06 results
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